Exhibit 10.9

STRATEGIC COOPERATION AGREEMENT

(AGREEMENT NO.: DXZH-JTPH-001)

BETWEEN

Party A: Daxin Zhuohui Financial Information

Service (Shanghai) Co., Ltd.

AND

Party B: Nanchang Jintou Puhui Information

Service Co., Ltd.

Dated: August 28, 2019

Shanghai, China

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Party A: Daxin Zhuohui Financial Information Service (Shanghai) Co., Ltd.

Legal representative: GUO Zhiyao

Party B: Nanchang Jintou Puhui Information Service Co., Ltd.

Legal representative: YANG Fei

On the premise of complying with laws, regulations and financial regulatory requirements, and in accordance with the basic principles of “compliance with laws and regulations, complementary advantages, mutual benefits, and sharing of risks”, Party A and Party B hereby enter into this Agreement for mutual covenant to achieve comprehensive cooperation in multiple areas of financial services.

Article 1 Basic Information of the Parties

1.1	Party A

The Group, to which Party A is subordinated, is a leading comprehensive financial services group headquartered in Shanghai, and its business covers Shanghai, Shandong, Jiangsu and other places. Since its incorporation in 2015, the Group has established good cooperation relation with banks, trusts, small loan companies, insurers and other financial institutions. With the financial qualifications such as third-party payment service, financial lease, commercial factoring, private equity funds, insurance brokerage, etc., and together with the advanced financial technologies and risk-control methods, the Group, which Party A is subordinated to, now is committed to providing comprehensive financial services for micro and small clients and high-net-worth individuals and designing effective financing solutions for clients in need of financing.

1.2	Party B

Party B is a company initiated and established by Nanchang Financial Investment Group Co., Ltd. (hereinafter referred to as the “Financial Investment Group”) and has rich experience in risk control and management, marketing and market development, exploration of funding providers and disposal of non-performing assets (NPA). The company has cooperated with many large loan-facilitation platforms and also entered into cooperation with licensed financial asset management companies (Jiangxi Financial Asset Management Co., Ltd., Jiangxi Ruijing Financial Asset Management Co., Ltd.) to develop the business of non-performing asset disposition. The company provides micro and small business owners and individual clients with professional and comprehensive services through its own risk-control capabilities and the credit enhancement and risk endorsement formed between the company and financial institutions (banks and trusts) and clients, plus the provision of financial support (for subsequent handling) and disposition channels for non-performing assets.

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Article 2 Purpose and Principles of Cooperation

2.1	Cooperation Purpose:

Party A and Party B shall protect the image and reputation of each other and respect each other’s business policies and business practices in the course of business cooperation. There is no affiliation or subordinate relationship between the Parties, and neither Party shall interfere with or dispose of the interest of the other Party in any manner.

2.2	Cooperation Principles:

(1)	Principle of equality: Both Parties enter into this Agreement and the specific business cooperation agreement on the premise of willingness and equality, and any cooperation is based on the sufficient negotiation conducted by and between both Parties on an equal basis;

(2)	Principle of long-term and stable cooperation: Based on the full trust on each other, Party A and Party B focus on long-term interest and development, and aim at a long- term cooperation that is stable and sustainable;

(3)	Principle of mutual development: Party A and Party B intend to develop cooperation in their respective advantageous areas, to use their respective advantageous resources for mutual development and innovation, and to promote the realization of a cross-regional and cross-field development of both Parties;

(4)	Principle of good faith: Party A and Party B shall act in good faith, respect and jointly protect and enhance each other’s brand and reputation, and jointly improve their business credibility and brand competitiveness; and

(5)	Taking Shanghai and Jiangxi as the center to form multiregional business network: Party A and Party B shall, on the basis of compliance with laws and regulations, cooperate with each other to achieve business development and expansion by utilizing the Parties’ business accumulation and resource advantages respectively in Shanghai and Jiangxi and relying on Party A’s multi-field financial qualifications and business resources in Shanghai and its surrounding areas, and in combination with Party B’s good government relation in Jiangxi and its cooperation relation with Jiangxi Financial Holding Group Co., Ltd. and the Financial Investment Group.

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Article 3 Scope of Cooperation

3.1	Party and Party B, on basis of their qualifications and advantages in resources, are committed to enter into in-depth cooperation in multiple areas of financial services:

(1)	Cooperation in the design and development of house-mortgage loan facilitation products

The design and development of the house-mortgage loan facilitation product will be led by Party A and jointly negotiated by both Parties. The Parties will cooperate with each other in respect of the risk-control system, the home-visit investigation process, computer IT system, asset disposal, business process and other aspects, formulate a complete product program, and strive to realize a product size of RMB 4 to 5 billion in Shanghai and Jiangxi by 2020.

The Parties shall approach and cooperate with the financial institutions in their respective regions (including but not limited to various Chinese and foreign commercial banks, licensed small loan companies, pawnshops, trusts and other institutional funding providers) to support house-mortgage financial products.

Both Parties will respectively explore licensed asset management companies (AMC) at provincial level (for disposition of non-performing assets), and, by considering their respective competitiveness in price, past experience in disposition of non-performing asset, team integrity, soundness of expertise and other aspects, select the appropriate licensed AMC for cooperation to provide house-mortgage loan products with multiple options for disposition channels.

(2)	Cooperation in promotion of financial service products

Upon consultation and mutual agreement, Party A and Party B entrusts each other to provide promotion and distribution service for their own financial service products (such as the existing loan-facilitation product of Party B).

(3)	Cooperation in promotion of third-party payment service

Upon consultation and mutual agreement, Party A and Party B shall strengthen their cooperation and communication on the brand promotion, customer service and survey, product marketing, personnel training and other aspects in connection with the third- party payment product of Party A’s Group. The Parties’ cooperation and innovation in the offering and sale of prepaid cards and relevant technologies will be strengthened, the territory and cooperation channel of prepaid card business will be expanded, and the technology level of the supporting system will be enhanced.

(4)	Support and cooperation for small loan business in the entire Jiangxi Province

Party A intends to apply for the establishment of a small loan company in Jiangxi Province in the first half of 2020, and Party B will offer support to Party A in the entire application process for such establishment. Party A and Party B will collaborate with each other subsequently and enter into in-depth cooperation in the area of small loan service.

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(5)	Cooperation in disposition of non-performing assets

Both Parties shall, on the basis of their respective regional advantages and advantages in resources, cooperate with local licensed NPA disposition institutions and provide them with such services as due diligence investigation and assessment on underlying assets, and will enter into whole-process cooperation in respect of the back-end NPAs. Upon discussion, Party A and Party will fully cooperate in the whole process of NPA disposition by jointly establishing a NPA disposition fund or asset management company or through other means.

(6)	Cooperation in other financial business

On basis of the business qualification for financial lease, commercial factoring, third- party payment and other business owned by Party A’s group, both Parties shall further carry out business cooperation in financial lease, commercial factoring, third-party payment and other areas, work together in the design of relevant financial service products, and provide high-quality clients with efficient and comprehensive financial services and financing resolutions.

3.2	Upon execution of this Agreement, Party A and Party B will jointly establish a project team and work group to manage and operate this project and establish long-term and effective mechanism for the cooperation and coordination. The Parties will, in accordance with the principle of mutual benefit and interest, support each other, carry out in-depth cooperation and make joint development in respect of their brand cooperation, promotion of brand image, business operation and other aspects.

3.3	This Strategic Cooperation Agreement sets forth the general intention for subsequent conduct of all specific businesses contemplated in this Agreement, and the specific business pattern, rights and obligations thereof shall be further agreed by the Parties in a separate cooperation agreement.

Article 4 Term of Cooperation

The term of cooperation under this Agreement shall be [three (3)] years commencing from the effective date hereof. Except for an early termination of this Agreement, either Party may serve the other Party with a written request for extension of the cooperation term one month prior to the expiration of the effective term, and additional agreement may be signed upon mutual agreement by the Parties.

Article 5 Confidentiality

5.1	Both Parties shall duly keep the cooperation information and its related documents, and such documents shall be kept for a period not less than the minimum period required by the laws or the common practice in the industry.

5.2	The Parties undertake that they shall bear strict confidentiality obligations in respect of the contents of this Agreement, the cooperation matter and its related documents, materials and trade secrets, and shall not use any document, information or trade secret of the other Party for any purpose irrelevant to this Agreement without the prior written consent of such Party.

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5.3	Party A and Party B further agree that: for the purpose of a domestic or overseas IPO, or for introducing strategic investors, either Party may, within the effective term of this Agreement, fully disclose the terms of this Agreement and the specific business cooperation agreements to be concluded hereunder and their supporting documents, directly to necessary domestic or foreign governmental or regulatory authorities, investment banks, securities companies, law firms, accounting firms and strategic investors, and such reasonable disclosure shall not be deemed as a breach of the confidentiality obligation.

5.4	The confidentiality obligation set forth in this Article shall remain valid for an indefinite term and will not be invalidated by any termination, rescission or invalidity of this Agreement.

Article 6 Miscellaneous

6.1	This Agreement shall come into effect upon affixation of the official seal or contract seal by Party A and Party B. This Agreement is executed in four counterparts, with each Party holding two counterparts, and all counterparts of this Agreement shall have same legal effect.

6.2	This Agreement is a document of intention made before the Parties’ execution of a specific cooperation agreement and preliminarily confirms the basic objectives and scope of cooperation between the Parties only. This Agreement is the important basis for the specific business contracts, and the specific terms and conditions shall be subject to the specific business cooperation agreement. Anything not covered by this Agreement shall be additionally negotiated and supplemented by the Parties.

6.3	As a general strategic document, this Agreement shall also apply to the friendly cooperation and collaborative development of the parent companies, subsidiaries and other affiliates within the framework of the respective groups of Party A and Party B.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

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(signature Page Of the Strategic Cooperation Agreement)

Party A:

Daxin Zhuohui Financial Information Service (Shanghai) Co., Ltd. (seal)

Party B:

Nanchang Jintou Puhui Information Service Co., Ltd. (seal)

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